Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 3

Prospectus Supplement dated April 20, 2006
to Prospectus declared
effective on October 21, 2005
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement No. 1 dated November 14, 2005 and that Prospectus Supplement No. 2 dated February 14, 2006

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 3 supplements our Prospectus dated October 21, 2005, the Prospectus Supplement No. 1 dated November 14, 2005 and the Prospectus Supplement No. 2 dated February 14, 2006.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 3 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Alliance Pharmaceutical Corp. filed on April 20, 2006 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is April 20, 2006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 20, 2006

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

        Effective April 20, 2006, the registrant entered into an Omnibus Amendment to Senior Convertible Promissory Note Purchase Agreement and Registration Rights Agreement with each of the existing holders of its Senior Convertible Promissory Notes (the “Senior Notes”). A press release describing the material terms of the amendment and certain other information about the registrant is attached to this Form 8-K as exhibit 99.1

Item 3.03      Material Modification to Rights of Security Holders

        On April 20, 2006, the registrant amended and restated its outstanding Senior Notes. A press release describing the material terms of the amendment and certain other information about the registrant is attached to this Form 8-K as exhibit 99.1

Item 9.01      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit

10.83	Omnibus Amendment to Senior Convertible Promissory Note Purchase Agreement and Registration Rights Agreement.+

10.84	Form of Amended and Restated Note

99.1	News Release issued by Alliance Pharmaceutical Corp. on April 20, 2006.

+	Portions of this agreement have been omitted pursuant to a confidential treatment request and have been separately filed with the Commission.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: April 20, 2006	/s/ Duane J. Roth
Duane J. Roth, Chief Executive Officer